UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2012

GREAT AMERICAN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54233	20-8602410
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

999 18th Street, Suite 3000 Denver, Colorado	80202 (Zip Code)
(Address of Principal Executive Offices)

(303) 952-0455
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Mineral Property Option Agreement

On June 13, 2012, Great American Energy, Inc. (the “Company”) entered into the Mineral Property Option Agreement (the “Option Agreement”) with GeoXplor Corporation, a Nevada corporation (“GeoXplor”).

Pursuant to the Option Agreement, GeoXplor has granted the Company the exclusive right to acquire a 100% interest in and to 48 unpatented mining claims comprising approximately 7,680 acres of property located in and around Esmeralda County, Nevada (the “Option”).

To exercise the Option, the Company must make cash payments to GeoXplor totaling $575,000 and fund improvement and mineral exploration projects on the property totaling $800,0000.  The Company must satisfy the above-described conditions and exercise the Option no later than July 1, 2015. After exercise of the Option, GeoXplor will be granted a 3% net smelter royalty for any and all minerals mined and delivered from the property.

Subscription Agreement

On May 8, 2012, the Company entered into a Regulation S Subscription Agreement (the “Subscription Agreement”) with Pacific Oil & Gas Investments Ltd. (“Pacific Oil”).  Pursuant to the Subscription Agreement, the Company issued 277,778 “Units” to Pacific Oil in consideration of $250,000.  Each “Unit” consisted of one share of the Company’s common stock and one warrant to purchase a share of the Company’s common stock for $1.30 per share.

The issuance of the Units to Pacific Oil pursuant to the Subscription Agreement was exempt from registration pursuant to Regulation S under the Securities Act of 1933 (the “Act”).  The Registrant made this determination based on the representations of Pacific Oil which included, in pertinent part, that Pacific Gas is not a “U.S. Person” as that term is defined in Regulation S under the Act.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit
No.	Description

10.1	Mineral Property Option Agreement dated June 13, 2012*
10.2	Regulation S Subscription Agreement dated May 8, 2012*

*Filed herewith.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great American Energy, Inc.
a Delaware Corporation

Dated: June 15, 2012	/s/ Felipe Pimienta Barrios
Felipe Pimienta Barrios, Chief Executive Officer

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